Exhibit 99.1



CONTACT:            Jeffrey R. Kotkin
OFFICE:             (860) 665-5154

             NU REPORTS SECOND QUARTER EARNINGS

      BERLIN, Connecticut, July 28, 2004- Northeast Utilities (NU-NYSE) today reported second quarter 2004 earnings of $22.9 million, or $0.18 per fully diluted share, compared with earnings of $26.9 million, or $0.21 per fully diluted share, in the second quarter of 2003.

      For the first six months of 2004, NU earned $90.3 million, or $0.71 per share, compared with earnings of $87.1 million, or $0.69 per share fully diluted, in the first half of 2003. Results for the second quarter and first half of 2004 include the write-down of approximately half of NU's $7.5 million investment in a fuel cell development company. That write-down reduced earnings by $0.02 per share.

     The following table reconciles 2004 and 2003 second quarter and first half earnings. Additional tables reconciling 2004 and 2003 results by business lines and regulated companies are included at the end of the news release.

                                  Second     First Half
                                  Quarter

2003  Reported EPS                 $0.21       $0.69
        Regulated results          $0.09       $0.05
        Competitive results       ($0.07)      $0.04
        Investment write-downs    ($0.02)     ($0.03)
        Other                     ($0.03)     ($0.04)
2004  Reported EPS                 $0.18       $0.71


     Charles W. Shivery, NU chairman, president, and chief executive officer, said NU's second quarter results reflect improved results at three of NU's Utility Group companies, offset by an anticipated decline in earnings at NU Enterprises, Inc. (NUEI). Shivery noted that NUEI, which includes Select Energy, Inc., NU's competitive energy marketing subsidiary, earned $2.9 million in the second quarter of 2004 and $21.7 million in the first half of 2004, compared with earnings of $11.9 million in the second quarter of 2003 and $17.1 million in the first half of 2003.

     Shivery said NUEI's wholesale marketing business, including its ownership of approximately 1,440 megawatts of pumped storage, coal and hydroelectric generation assets, earned $8.4 million less in the second quarter of 2004 compared with 2003 and $1.6 million more in the first half of 2004, compared with the first half of 2003. As described earlier this year, Select Energy's 2004 earnings pattern is significantly affected by seasonal margins in its wholesale business. Select Energy's cost per kilowatt-hour for procuring electricity is
relatively flat throughout the year.   However, contracted sales prices
with some of Select Energy's wholesale customers were higher in the first quarter and lower in the second quarter of 2004, creating better margins in the first quarter of 2004 and lower margins in the second quarter.

     Improvements in NUEI's retail marketing business were due primarily to increased volume and margins.

     Combined earnings at NU's four regulated businesses increased by $11.6 million in the second quarter of 2004, compared with the same period of 2003, and by $6.9 million in the first half of 2004, compared with the first half of 2003.

     Higher second quarter earnings at The Connecticut Light and Power Company (CL&P) were due primarily to a retail rate increase which took
effect on January 1, 2004 and higher retail sales.   Western
Massachusetts Electric Company's reduced results in the first half of 2004 were due to reduced pension income and higher depreciation expense. Yankee Gas Services Company second quarter results benefited from lower tax expense. Public Service Company of New Hampshire's second quarter results were negatively affected by higher pension and other operating costs.

     Regulated retail electric sales increased 3.7 percent in the first half of 2004, compared with the first half of 2003, 4.6 percent
on a weather adjusted basis.   Second quarter retail electric sales
increased 4.8 percent in 2004 compared with the same period of 2003,
5.7 percent on a weather adjusted basis. Shivery attributed the higher sales to a number of factors, including higher use per residential customer and the acquisition of approximately 11,000 customer accounts on January 1, 2004 from Connecticut Valley Electric Company.

     Shivery said there were minimal impacts in the second quarter from
ongoing rate cases involving  NU's regulated companies.   The
Connecticut Department of Public Utility Control is scheduled to finalize a decision by August 4 on reconsideration of last December's CL&P distribution and transmission rate case decision. As a result, there was little impact from a June 24, 2004 draft decision recorded in CL&P's second quarter results. Likewise, an agreement filed earlier this month with the New Hampshire Public Utilities Commission to raise PSNH retail distribution rates by $3.5 million on October 1, 2004 and $10 million on June 1, 2005, had no impact on this past quarter. Shivery said a pending settlement of NU's transmission rate case before the Federal Energy Regulatory Commission resulted in an after-tax charge of approximately $1.1 million in the second quarter of 2004.

     Parent company losses were higher in the second quarter of 2004 due in part to greater benefits from an interest rate swap in the second quarter of 2003. Shivery said NU continues to estimate that it will earn between $1.20 per share and $1.40 per share in 2004. Financial results for each business line and regulated subsidiary are as follows:


              Three months ended June 30, 2004

                            Second       Second     Increase
(in millions of dollars)    Quarter     Quarter    (Decrease)
                             2004        2003
Wholesale marketing          $4.2        $12.6       ($8.4)
Retail marketing             $0.3        ($2.0)       $2.3
Services and other          ($1.6)        $1.3       ($2.9)
      NUEI total             $2.9        $11.9       ($9.0)
CL&P                        $17.3         $4.7       $12.6
PSNH                         $6.0        $11.1       ($5.1)
WMECO                        $3.6         $2.6        $1.0
Yankee Gas                   $0.2        ($2.9)       $3.1
     Utility Group total    $27.1        $15.5       $11.6
Investment write-down       ($2.4)        ---        ($2.4)
Parent and other            ($4.7)       ($0.5)      ($4.2)
Reported Earnings           $22.9        $26.9       ($4.0)


               Six Months Ended June 30, 2004

                           First Half  First Half   Increase
(in millions of dollars)     2004        2003      (Decrease)

Wholesale marketing         $21.0        $19.4        $1.6
Retail marketing             $2.6        ($3.9)       $6.5
Services and other          ($1.9)        $1.6       ($3.5)
      NUEI total            $21.7        $17.1        $4.6
CL&P                        $43.5        $30.0       $13.5
PSNH                        $17.8        $21.9       ($4.1)
WMECO                        $7.1         $8.7       ($1.6)
Yankee Gas                  $12.1        $13.0       ($0.9)
     Utility Group          $80.5        $73.6        $6.9
total
Investment write-downs      ($3.9)        ---        ($3.9)
Parent and other            ($8.0)       ($3.6)      ($4.4)
Reported Earnings           $90.3        $87.1        $3.2


     Northeast Utilities is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast.
Through its competitive and regulated subsidiaries, NU provides Energy for a Changing World with a full range of energy-related products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy products, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of web sites at www.nu.com.

     This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.

                           # # # #

NU will webcast an investor conference call today at 4 p.m. Eastern Daylight Time. A link to the call will be available on NU's website at www.nu.com.